STATE OF DELAWARE
CERTIFICATE OF CONVERSION

FROM
BIORESTORATIVE THERAPIES, INC.
A NEVADA CORPORATION

TO
BIORESTORATIVE THERAPIES, INC.
A DELAWARE CORPORATION

December 22, 2014

This Certificate of Conversion is executed by BioRestorative Therapies, Inc., a Nevada corporation (“BRT-Nevada”), to convert BRT-Nevada to a Delaware corporation (“BRT-Delaware”) pursuant to Section 265 of the Delaware General Corporation Law.

(1)	The jurisdiction where BRT-Nevada was first formed is Nevada.

(2)	The date of the filing of BRT-Nevada’s original certificate of incorporation was June 13, 1997.

(3)	The jurisdiction of BRT-Nevada immediately prior to filing this certificate is Nevada.

(4)	The name of BRT-Nevada immediately prior to the filing of this certificate is BioRestorative Therapies, Inc.

(5)	The name of BRT-Delaware as set forth in its certificate of incorporation is BioRestorative Therapies, Inc.

(6)	This certificate and the conversion shall become effective on January 1, 2015.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first set forth above.

BIORESTORATIVE THERAPIES, INC.

By:  /s/ Mark Weinreb
Name:  Mark Weinreb
Title:    Authorized Officer

Signature Page – Certificate of Conversion of BioRestorative Therapies, Inc.